Exhibit 99.1

FOR IMMEDIATE RELEASE

FirstMerit Corporation
Analysts: Thomas O’Malley/Investor Relations Officer
Phone: 330.384.7109
Media Contact: Robert Townsend/Media Relations Officer
Phone: 330.384.7075

FirstMerit Announces Redemption of Certain Trust Preferred Securities

AKRON, Ohio, August 11, 2014 — FirstMerit Corporation (Nasdaq: FMER) announced today that it has submitted redemption notices to the property trustees for each trust listed below, which will result in the redemption of the trust preferred securities identified below on the redemption date specified. The aggregate principal amount of the outstanding trust preferred securities is $73.7 million.

Title and Issuer of Securities	CUSIP	Outstanding as of June 30, 2014	Coupon	Maturity Date	Redemption Date
Citizens Funding Trust I	174687103	$48,666,875	7.5%	6/26/2033	9/26/2014
Citizens Michigan Statutory Trust I		$25,000,000	3.33% (1)	9/15/2066	9/26/2014
(1) Variable effective rate at June 26, 2014, based on three-month LIBOR plus 3.10%

U.S. Bank National Association is the redemption agent for the trust preferred securities. Holders of the trust preferred securities will receive accrued but unpaid interest at redemption plus 100% of the principal amount outstanding. Holders of trust preferred securities for Citizens Funding Trust I will receive the regularly scheduled dividend payment on September 15th, 2014.

About FirstMerit Corporation

FirstMerit Corporation is a diversified financial services company headquartered in Akron, Ohio, with assets of approximately $24.6 billion as of June 30, 2014, and 379 banking offices and 412 ATM locations in Ohio, Michigan, Wisconsin, Illinois and Pennsylvania. FirstMerit provides a complete range of banking and other financial services to consumers and businesses through its core operations. Principal affiliates include: FirstMerit Bank, N.A., FirstMerit Mortgage Corporation and FirstMerit Title Agency, Ltd.